                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     / /  Preliminary Proxy Statement

     / /  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     / /  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     / /  Soliciting Material Under Rule 14a-12

                             THE TOPPS COMPANY, INC.
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                (Name of Registrant as Specified in Its Charter)

                       PEMBRIDGE VALUE OPPORTUNITY FUND LP
                        PEMBRIDGE CAPITAL MANAGEMENT LLC
                       CRESCENDO PARTNERS II L.P. SERIES Y
                          CRESCENDO INVESTMENTS II, LLC
                             CRESCENDO ADVISORS LLC
                                 ERIC ROSENFELD
                                 TIMOTHY E. BROG
                                  ARNAUD AJDLER
                                  JOHN J. JONES
                           TOPPS FULL VALUE COMMITTEE
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     / /  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     / /  Fee paid previously with preliminary materials:

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     / /  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

                                      -2-

         On June 23, 2006, the Topps Full Value Committee (the "Committee"),
together with the other participants (as defined below), made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees and certain business proposals at the 2006 annual meeting of stockholders scheduled to be held July 28, 2006 (the "2006 Annual
Meeting") of The Topps Company, Inc., a Delaware corporation (the "Company").

         Item 1: On July 10, 2006, the Committee delivered the following letter to the stockholders of the Company:

                           TOPPS FULL VALUE COMMITTEE
                          708 THIRD AVENUE, 22ND FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 557-6150

                                                                   July 10, 2006

Fellow Topps Stockholders:

                             IT IS TIME FOR A CHANGE

         Over the last five years, Topps' Board of Directors has overseen a dramatic deterioration of the operations of the business and a lagging stock price. During that time period, the Topps Board, in our opinion, failed to take action to overhaul management and to reduce the Company's cost structure.
Instead, the very Board that was elected to represent our best interests has doled out excessive salary and bonuses to the Chairman and Chief Executive
Officer, Arthur Shorin.

               FAILURE TO MAXIMIZE FULL VALUE OF THE BAZOOKA BRAND

         A perfect example of such deterioration under the Board's watch is the failure to maximize the full value of the iconic Bazooka brand over the past 20 years. Bazooka and other gum products sales were $26.2 million in fiscal year
1985. Twenty-one years later, gum sales were down more than 60% to $10 million in fiscal year 2006. But don't just take it from us. Paul Cherrie, a Topps
Managing Director stated publicly that "We've almost missed an entire generation." Scott Silverstein, the President and Chief Operating Officer of the
Company and the son-in-law of Arthur Shorin, admitted on a January 2006 earnings conference call that the reason why Topps does not currently sell its Bazooka gum to warehouse shopping clubs, such as Costco and Sam's Club, is that the clubs' retail price for bubble gum was LESS than the cost for Topps to manufacture its gum. AdvertisingAge reported recently that "Bazooka disappeared from the airwaves and virtually all other forms of communication over the last decade." It seems to us that the Bazooka brand is not the only thing that disappeared during this time. Where was the Board and management when Topps'
manufacturing costs made Bazooka so uncompetitive?

                             ACQUISITION OF WIZKIDS

         Another example of poor management and capital allocation is the purchase of WizKids for approximately $29 million in July 2003. During the recent first quarter conference call, Topps' CFO stated that "the sales softness at WizKids was a key factor in the decline in the entertainment segment's margins" and "as for WizKids, the market remains a difficult one and we are responding appropriately by focusing in on smaller core product lines and downsizing accordingly." Mr. Weisman, the co-founder and CEO of WizKids, was terminated in June 2006.

                                      -3-

      PROMISES, PROMISES AND MORE PROMISES - WE HAVE HEARD THEM ALL BEFORE

         The Company is now asking you to trust its "strategic plan." After years of dismal operating performance and poor corporate governance, can you afford to believe what the Topps Board and management are now telling you? Given
Topps' recent track record, we have no confidence that this Board can create or enhance stockholder value. Here are some quotes from prior annual reports, illustrating management's unfulfilled promises:

TOPPS ANNUAL REPORT PUBLISHED MAY 2002

"Fiscal 2003 is going to be a year of strategic  investment...for  future growth and profitability."

TOPPS ANNUAL REPORT PUBLISHED MAY 2003

 "We took the steps necessary to bring staffing,  costs and marketing plans more in line with reality."

TOPPS ANNUAL REPORT PUBLISHED MAY 2004

"In the U.S., we restructured our sports business early in the year, paring down the product line to focus on the more profitable  releases and reducing overhead costs by over $1.5 million on an annualized basis."

             LET'S LOOK AT THE FACTS - THE TOPPS BOARD HAS OVERSEEN
                    SIGNIFICANT EROSION TO STOCKHOLDER VALUE

     o   Over the last five years, Income from Operations fell significantly from approximately $36.6 million in fiscal year 2002 to a LOSS of approximately $2.3 million in fiscal year 2006. However, this did not stop the Board from authorizing increases in salaries and bonuses for management during these five years.

     o   The Company has been so poorly managed that gross margin is at a ten-year low while SG&A expenses as a percentage of sales are at a ten-year high.

           OUR NOMINEES CAN MAKE A DIFFERENCE AND THEY DO HAVE A PLAN

         The Topps Board is telling you that the Committee does not have a plan to enhance stockholder value. We believe the real story is the Topps directors simply do not want three independent directors on their board who will press them to align compensation with stockholders' interests, to eliminate related party dealings, to allocate capital more efficiently and to hire an investment bank to explore strategic alternatives, all with the objective of enhancing operating performance and enhancing the value of the Company for all of its stockholders. The Committee believes that its nominees will be able to make a tremendous difference because their election will send a very strong message to the existing Board and management that stockholders want change and the status quo is not acceptable. Our nominees - Timothy Brog, Arnaud Ajdler and John Jones have complementary skills and business experience to contribute to this Board.
They have relevant M&A, business development and corporate governance experience that will benefit the current Board. Our plan contains a two-pronged approach, one of which is Strategic and the other Operational:

                                      -4-

EXPLORE ALL STRATEGIC ALTERNATIVES
     o   Hire an investment bank to explore the sale of all or part of the
         Company in a tax efficient manner
     o   Allocate capital in a more efficient manner
     o   Significant repurchase of Topps' stock either in the open market or as part of a self-tender offer
     o   Distribute a large special dividend

OPERATIONAL IMPROVEMENTS
     o   Significantly reduce the Company's cost structure
     o   Reduce executive compensation and tie bonuses to significant improvements in operations

                             IT IS TIME FOR A CHANGE

                 TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE,
                 AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY!

         If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc. who is assisting us in this solicitation, TOLL FREE, at (800) 628-8532.

Thank you for your support,

Timothy Brog and Eric Rosenfeld
Topps Full Value Committee

         Item 2: On July 10, 2006,  the  Committee  issued the  following  press release:

FOR IMMEDIATE RELEASE
Monday, July 10, 2006

               TOPPS FULL VALUE COMMITTEE CRITICAL OF TOPPS BOARD
      TAKING ACTIONS INCONSISTENT WITH TOPPS STATED GOAL TO ADOPT PROPOSALS

  QUESTIONS BOARD'S COMMITMENT TO OBTAINING THE SUPERMAJORITY VOTE REQUIRED FOR
        APPROVAL OF THE COMMITTEE'S MODIFIED CORPORATE GOVERNANCE REFORMS

NEW YORK, NEW YOK, July 10, 2006 -- The Topps Full Value Committee believes that while The Topps Company, Inc. (Nasdaq: TOPP) Board is on the one hand recommending that stockholders vote in favor of its modified versions of the
Committee's original proposals to declassify the Board and to allow stockholders to call a special meeting, it is simultaneously refusing to take actions or steps that would make the adoption of the proposals more likely.

The Board is publicly stating that it "supports sound corporate governance," yet its actions are demonstrating that the Board may in fact not be fully supporting either its proposals or sound corporate governance. Over two weeks ago, we

                                      -5-

publicly urged the Board to agree that the amendments to the Certificate of
Incorporation and By-laws be treated as non-contested proposals allowing broker non-votes to be counted in favor of these proposals, making their adoption more likely. The Committee has since made this request in two separate conversations with management and Topps' proxy solicitation firm. We have been informed on both occasions that they will NOT agree to make the vote on the proposals non-contested, thereby making it more difficult for the proposals to be adopted.
In addition, the Board has still not publicly stated that the members of the
Board will vote their shares in favor of these amendments.

Making the vote on the proposals non-contested is very important because of the
Company's onerous supermajority voting provisions that require holders of at least 66-2/3% of the outstanding shares of common stock to approve these proposals. In other words, if only 80% of the outstanding shares are voted at the 2006 Annual Meeting, 83% of the votes cast would be required to adopt the proposals.

"While the outside observer might conclude that the Topps Board is taking steps to improve corporate governance, I believe the Board is behind the scenes taking steps to hinder the adoption of its very own proposals," said Timothy Brog,
President of Pembridge.

"We are once again urging Topps to make these proposals non-contested, making them more likely to be adopted. If Topps does not do so, it is clear to us that this is another attempt by the Board to entrench itself and management," said
Eric Rosenfeld, President of Crescendo Partners.

                            IT IS TIME FOR A CHANGE!

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THE TOPPS FULL VALUE COMMITTEE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
("SEC") ON JUNE 23, 2006 A DEFINITIVE  PROXY  STATEMENT  AND  ACCOMPANYING  GOLD
PROXY  CARD,  TO BE USED TO  SOLICIT  VOTES  FOR THE  ELECTION  OF ITS  SLATE OF
DIRECTOR  NOMINEES  AND CERTAIN  BUSINESS  PROPOSALS  FOR USE AT THE 2006 ANNUAL
MEETING. THE COMMITTEE STRONGLY ADVISES ALL TOPPS STOCKHOLDERS TO READ THE PROXY
STATEMENTS  AND OTHER PROXY  MATERIALS  AS THEY BECOME  AVAILABLE  BECAUSE  THEY
CONTAIN IMPORTANT INFORMATION.

STOCKHOLDERS  WILL BE ABLE TO OBTAIN  FREE COPIES OF THE PROXY  STATEMENT  FILED
WITH THE SEC BY THE TOPPS FULL VALUE COMMITTEE THROUGH THE WEBSITE MAINTAINED BY
THE SEC AT  WWW.SEC.GOV.  IN  ADDITION,  INVESTORS  WILL BE ABLE TO OBTAIN  FREE
COPIES OF THE PROXY  STATEMENT FROM THE TOPPS FULL VALUE COMMITTEE BY CONTACTING
TIMOTHY BROG,  PEMBRIDGE  CAPITAL,  708 THIRD  AVENUE,  NEW YORK, NY 10017 OR BY
CALLING D.F. KING & CO., INC. AT (800) 628-8532.

THE PARTICIPANTS IN THE PROXY  SOLICITATION ARE PEMBRIDGE VALUE OPPORTUNITY FUND
LP, A DELAWARE LIMITED PARTNERSHIP, PEMBRIDGE CAPITAL MANAGEMENT LLC, A DELAWARE

                                      -6-

LIMITED LIABILITY COMPANY,  TIMOTHY E. BROG, CRESCENDO PARTNERS II, L.P., SERIES
Y, A DELAWARE  LIMITED  PARTNERSHIP,  CRESCENDO  INVESTMENTS II, LLC, A DELAWARE
LIMITED LIABILITY COMPANY,  CRESCENDO ADVISORS LLC, A DELAWARE LIMITED LIABILITY
COMPANY, ERIC ROSENFELD, ARNAUD AJDLER AND JOHN J. JONES.

INFORMATION  CONCERNING THE PARTICIPANTS AND THEIR INTERESTS IN THE SOLICITATION
IS SET FORTH IN THE PROXY STATEMENT FILED WITH THE SEC.

    Contacts:

    Timothy Brog
    Pembridge Value Opportunity fund LP
    (212) 557-6150

    Eric Rosenfeld
    Crescendo Partners II L.P, Series Y
    (212) 319-7676